AGREEMENT OF LIMITED PARTNERSHIP

                                      OF

                THE INTERFILM STOCKHOLDERS LIMITED PARTNERSHIP


         This AGREEMENT OF LIMITED PARTNERSHIP of The Interfilm Stockholders Limited Partnership (the "Partnership") is made and entered into as of the 11th day of June, 1996, by and among Fab Five, Inc., a New Jersey corporation ("FFI"), and whose address is set forth on Schedule A hereto, as the General Partner, and those persons whose names and addresses are set forth on Schedule A hereto as Limited Partners with reference to the following:

         A. Pursuant to that certain Agreement and Plan of Reorganization dated as of April 12, 1996 (the "Merger Agreement") by and among RhoMed Incorporated, ("RhoMed"), Interfilm, Inc. ("Interfilm") and Interfilm Acquisition Corp. ("InSub"), concurrently herewith, InSub will merge (the "Merger") with and into RhoMed and each issued and outstanding share of the Preferred Stock and Common Stock of RhoMed will be converted into shares of Interfilm Series A Preferred Stock and Interfilm Series B Preferred Stock, respectively.

         B. In connection with the Merger and pursuant to the Merger Agreement, the assets of Interfilm and Interfilm Technologies, Inc. ("ITI") set forth on Exhibit A attached hereto (the "Interfilm Assets") are being transferred herewith to the Partnership effective immediately after the effective time of the Merger (the "Effective Time") to hold, liquidate and distribute the same as set forth herein.

         C. Pursuant to the Merger Agreement, The Interfilm Stockholders Trust (the "Trust") has been established to hold on behalf of certain stockholders of Interfilm a limited partnership interest in the Partnership.

         In consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                       FORMATION OF LIMITED PARTNERSHIP

         1.1 Formation. The General Partner and the Limited Partners hereby agree by execution of this Agreement to form a limited partnership under the provisions of the Delaware



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Revised Uniform Limited Partnership Act (the "Delaware Act"). Each
party hereto represents and warrants that it is duly authorized to join in such limited partnership and that the person executing this Agreement of Limited Partnership on its behalf is duly authorized to do so.

         1.2 Partnership Name. The name of the Partnership shall be "The Interfilm Stockholders Limited Partnership." The business of the Partnership may be conducted under such other name or names as the General Partner may from time to time select.

         1.3 Certificate of Limited Partnership. The Partners shall execute a Certificate of Limited Partnership (the "Certificate") pursuant to the provisions of the Delaware Act. The General Partner shall file the executed copy of the Certificate together with a duplicate copy with the Secretary of State of the State of Delaware, and upon receipt from the Secretary of State of the duplicate copy of the Certificate (and any certificates of amendment thereto that may subsequently be filed) marked "Filed", the General Partner shall promptly deliver or mail a copy of such Certificate (or any such certificate of amendment) to each Limited Partner. The Partners hereby agree to execute, and the General Partner agrees to file, and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation and operation of a limited partnership, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Partnership may own property or conduct business.

         1.4 Principal Business Office, Registered Office and Registered Agent. The principal business office of the Partnership shall be located at 110 Greene Street, Room 601, New York, New York 10012. The registered office of the Partnership shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent for service of process on the Partnership shall be The Corporation Trust Company, whose address is 1209 Orange Street, Wilmington, Delaware 19801. The principal business office, the registered office and the registered agent of the Partnership may be changed by the General Partner from time to time in accordance with the then applicable provisions of the Delaware Act and any other applicable laws. The General Partner shall give prompt written notice to the Limited Partners of any change of such business office, registered office or registered agent for service of process and file a certificate of amendment to the Certificate reflecting such change.



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         1.5 Term of Partnership. The Partnership shall commence upon the filing of the Certificate with the Secretary of State of the State of Delaware, and shall continue until December 31, 2006, unless the Partnership is sooner terminated and dissolved upon the happening of any of the following events:

                  (a) The liquidation of all or substantially all of the Partnership Estate and the satisfaction of all probable transferee liabilities of the Partnership;

                  (b) The agreement to dissolve the Partnership by the General Partner and the Limited Partners (acting by Consent of the Limited Partners);

                  (c) The happening of any event that makes it unlawful for the Partnership's business to be continued or for the Partners to continue the Partnership's business in the form of a limited partnership; or

                  (d) The Retirement of the General Partner, except as otherwise provided in Section 11.1(b).

                                  ARTICLE II

                                 DEFINED TERMS

         The defined terms used in this Agreement shall have the meanings specified below:

         "Affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with such person. The ownership by a person of ten percent (10%) or more of another person shall create a rebuttable presumption of control of such other person.

         "Agreement" shall mean this Agreement of Limited Partnership, including the exhibits and schedules attached hereto, as it may be further amended from time to time.

         "Assignee" shall have the meaning set forth in Section 10.1.

         "Capital Contribution" shall mean, as to any Partner, the amount of capital deemed contributed to the Partnership by such Partner pursuant to
Section 4.1.

         "Certificate" shall have the meaning set forth in Section 1.3.




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         "Claims" shall have the meaning set forth in Section 7.5(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any subsequent Federal law of similar import.

         "Consent of the Limited Partners" shall mean the written consent or approval of the Limited Partners whose Percentage Interests represent at least fifty percent (50%) of all Percentage Interests in the Partnership.

         "Delaware Act" shall have the meaning set forth in Section 1.1.

         "Determination" shall have the meaning set forth in Section 7.5(b).

         "Effective Time" shall have the meaning set forth in Recital B.

         "Event of Bankruptcy" shall mean, as to any Partner, the filing of a petition for relief as debtor or bankrupt under the Federal Bankruptcy Reform Act of 1978, as amended, or like provision of law; insolvency of such Partner as finally determined by a court proceeding; filing by such Partner, or another in respect of such Partner, of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Partner or a substantial portion of its assets; or commencement of any proceeding relating to such Partner under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, unless, with respect to any of the foregoing, such event of bankruptcy is susceptible to cure and is cured (and all proceedings dismissed with prejudice) within 90 days.

         "General Partner" shall mean Fab Five, Inc. or any individual or entity who becomes a General Partner as provided herein, in his or its capacity as a General Partner.

         "InSub" shall mean Interfilm Acquisition Corp., a New Mexico corporation.

         "Interfilm" shall mean Interfilm, Inc., a New Jersey corporation.

         "ITI" shall mean Interfilm Technologies, Inc., a Delaware corporation and a wholly owned subsidiary of Interfilm.




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         "Limited Partner" or "Limited Partners" shall mean any or all of the
Limited Partners or any individual or entity who becomes a Substitute Limited Partner as provided herein, in his or its capacity as a Limited Partner.

         "Merger" shall have the meaning set forth in Recital A.

         "Merger Agreement" shall have the meaning set forth in Recital A.

         "Partnership" shall mean The Interfilm Stockholders Limited Partnership, a Delaware limited partnership.

         "Partnership Estate" shall mean the aggregate of the Interfilm
Assets.

         "Partnership Receipts" shall mean all rents, royalties, income proceeds and other receipts of or from the Partnership Estate, including, without limitation, any recovery against Sony Corporation of America and its affiliates ("Sony") arising from litigation filed or to be filed against Sony (the "Sony Litigation") and any amounts obtained from the sale or licensing of any intellectual property.

         "Percentage Interest" of a Partner shall mean that percentage set forth after such Partner's name in Schedule A as the same may be adjusted from time to time in accordance with the provisions of this Agreement.

         "Private Letter Ruling" shall have the meaning set forth in Section 7.5(b).

         "Proceeds" shall have the meaning set forth in Section 7.5(b).

         "Record Date" shall mean the business day prior to the Effective
Time.

         "Retirement" (including the verb form "Retire" and the adjective form "Retiring") means, as to a General Partner, the occurrence of an Event of Bankruptcy, dissolution without continuation, liquidation, or voluntary or involuntary withdrawal or retirement from the Partnership for any reason, or abandonment by the General Partner of its performance of its functions as the General Partner, including any state of facts by reason of which the General Partner may no longer continue as a General Partner by law or pursuant to any terms of this Agreement.

         "RhoMed" shall mean RhoMed Incorporated, a New Mexico corporation.



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         "Schedule A" shall mean the schedule attached hereto and marked as
Schedule A, identifying the General Partner and the Limited Partners and stating their respective Percentage Interests.

         "Substitute Limited Partner" shall mean any individual or entity who becomes a Substitute Limited Partner pursuant to the provisions of Section 10.1.

         "Tax Assessment" shall have the meaning set forth in Section 7.5(b).

         "Tax Matters Partner" shall have the meaning set forth in Section
8.1.

         "Terminating Partner" shall have the meaning set forth in Section 11.1(b).

         "Trust" shall have the meaning set forth in Recital C.

                                  ARTICLE III

                        PURPOSES POWERS AND LIMITATIONS

         3.1 Purpose. The Partnership has been organized pursuant to Section 5.18(d) of the Merger Agreement for the primary purpose of receiving, liquidating and distributing the Partnership Estate, and, subject to the limitations set forth herein, its activities shall be limited to those reasonably necessary to, and consistent with, the accomplishment of such purpose.

         3.2 Status of Partnership Estate. Except as provided herein, in no event shall any part of the Partnership Estate revert or be distributed to Interfilm, ITI or to any stockholder of Interfilm or ITI as such other than a Limited Partner entitled thereto under the terms of this Agreement. Any unclaimed part of the Partnership Estate shall be subject to disposition in accordance with applicable laws.

         3.3 Limitations. No part of the Partnership Estate or the Partnership Receipts shall be used or disposed of by the General Partner for any purpose other than (i) for the purposes for which this Partnership was created as set forth herein, including without limitation, the payment of, and the creation of reserves for the payment of, the unpaid or contingent liabilities and debts of Interfilm as of the Effective Time, the indemnity obligations of Interfilm under the Merger Agreement or the liabilities of Interfilm existing as of the Effective Time which are assumed by the Partnership pursuant to the terms of the Merger Agreement and which are listed on Exhibit B attached hereto,



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(collectively, the "Interfilm Liabilities") and the obligations, liabilities and the expenses incurred in connection with the administration of the Partnership Estate; and (ii) the distribution thereof to the Partners in accordance with the terms of this Agreement. In order to preserve and protect the Partnership Estate pending disposition or distribution thereof, the General Partner shall not invest monies forming a part of the Partnership Estate except in demand and time deposits in federally insured banks or savings institutions or short term certificates of deposit.

                                  ARTICLE IV

                       CAPITAL CONTRIBUTIONS; DEFAULTS;
                               CAPITAL ACCOUNTS

         4.1 Capital Contributions. Immediately following the Effective Time, Interfilm and ITI shall irrevocably assign, set over and deliver to the Partnership the Interfilm Assets and each Partner's capital account shall be credited as set forth on Schedule A for such Partner's deemed share of the Interfilm Assets calculated in accordance with the percentage that the number of shares of Interfilm Common Stock beneficially owed by each Partner bears to the total number of shares of Interfilm Common Stock outstanding, each determined as of the Record Date, provided, however, that in the case of (a) the Trust, the Trust shall be deemed to own the aggregate number of shares of Interfilm Common Stock beneficially owned by all of the beneficiaries of the Trust and (b) FFI, FFI shall be deemed to own the shares of Interfilm Common Stock beneficially owned by William Franzblau.

         4.2 No Further Additional Contributions. Except as otherwise provided in this Agreement, or upon the written agreement of all of the Partners, no Partner shall be required or permitted to make additional Capital
Contributions to the Partnership.

         4.3 No Interest on Capital. No Partner shall be entitled to receive interest on such Partner's Capital Contribution.

         4.4 Capital Accounts. A capital account shall be established and maintained for each Partner. Each Partner's capital account shall be credited initially with an amount equal to such Partner's deemed initial Capital Contribution. Thereafter, the capital accounts of the Partners shall be credited with additional Capital Contributions, if any, charged for distributions made and credited or charged pursuant to the provisions of
Article V, and shall otherwise



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appropriately reflect the transactions of the Partnership and the Partners.

                                   ARTICLE V

                         ALLOCATIONS AND DISTRIBUTIONS

         5.1 Allocation of Profits and Losses. In each fiscal year, the items of income, gain, loss and deduction shall be allocated, for purposes of adjusting the Partners' respective capital accounts, among the Partners in accordance with their Percentage Interests. For purposes of income taxation, a Partner's share of income, gain, loss, deduction, or credit (or item thereof) shall be determined in accordance with the Partner's interest in the Partnership within the meaning of Section 704(b) of the Code. If, as the result of a transfer of an interest in the Partnership, or otherwise, there is a change in ownership, such allocation of the items of income, gain, loss and deduction shall take into account the varying interests of the Partners during such year (by appropriate and equitable adjustments consistent with the requirements of the Code and applicable regulations issued thereunder).

         5.2 Distributions.

                  (a) Subject to the provisions of this Agreement, the General Partner shall, as the General Partner in its sole discretion deems appropriate (but at least on an annual basis), distribute and pay, or cause to be distributed and paid, to the Partners on a date set by the General Partner, all or part of the Partnership Estate that remains after payment of, or provision for, expenses, liabilities, obligations, and reserves for contingent claims arising hereunder, including, without limitation, any retention amounts pursuant to Section 7.5 herein, and for potential claims of unlocated Partners, as provided herein and after the withholding of the taxes or charges, if any, as provided herein. Such distributions shall be made in proportion to the respective Percentage Interests of the Partners.

                  (b)If any conflicting claims or demands are made or asserted to any interest of any Partner herein, the General Partner shall be entitled, at its sole election, to refuse to comply with any such conflicting claims or demands. The General Partner shall be entitled to refrain and refuse to act until (i) the rights of the adverse claimants have been adjudicated by a final judgment of a court of competent jurisdiction, or (ii) all differences have been adjusted by valid written agreement between all of such parties, and the General Partner shall have been furnished with an executed counterpart of such agreement;



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the General Partner may, in its absolute discretion, require that there be furnished a surety bond or other security satisfactory to the General Partner to fully indemnify the General Partner as between all conflicting claims or demands.

                  (c) Any portion of the Partnership Estate which shall be available to, but unclaimed or refused by, any Partner shall be deemed to be subject to applicable escheat laws, and the General Partner is expressly authorized to pay and/or deliver such portion of the Partnership Estate at such time or times as may be consonant with such laws and in accordance with the provisions thereof.

                  (d) The General Partner shall make such reports in writing to each of the Partners as the General Partner deems appropriate.

                                  ARTICLE VI

                  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

         6.1 Limited Liability. No Limited Partner shall be personally liable for any of the debts, liabilities, obligations or contracts of the Partnership, nor shall a Limited Partner be required to lend any funds to the Partnership.

         6.2 No Control. The Limited Partners shall not participate in the control of the management of the business of, or transact any business for, the Partnership. No Limited Partner shall have the power to sign for or bind the Partnership.

         6.3 Examination of Partnership Records. The Limited Partners and their agents may, at any reasonable time, examine, audit and obtain copies of the books, records and accounts of the Partnership, inspect its properties or otherwise make reasonable inquiry as to Partnership affairs.

                                  ARTICLE VII

                 RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER

         7.1 Transfer to the General Partner. The General Partner agrees to accept the assets constituting the Partnership Estate, subject to the Interfilm Liabilities. However, the General Partner shall be responsible only for the assets delivered to it or registered in the Partnership's name and shall have no duty to make, nor incur any liability for failing to make, any search for unknown assets. The General Partner shall be responsible for only



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those liabilities of which it is informed, and shall have no duty to make, nor incur any liability for failing to make, any search for unknown liabilities. The General Partner shall hold the Partnership Estate without provision for or the payment of any interest thereon to any Partner except that i nterest earned on any assets of the Partnership shall become a part of the Partnership Estate.

         7.2 Payment of Liabilities. Prior to any distribution to the Partners the General Partner shall pay from the Partnership Estate, or otherwise discharge or provide for, all expenses, charges, liabilities, and obligations of the Partnership, including the Interfilm Liabilities and any taxes imposed on the Partnership and any taxes imposed on Interfilm or RhoMed with respect to the transfer of the Interfilm Assets to the Partnership. The General Partner may, in its sole discretion, make provisions by reserve or otherwise out of the Partnership Estate, for such amount as the General Partner may determine to be necessary to meet present or future liabilities of the Partnership, whether fixed or contingent.

         7.3 Taxes. Subject to Section 7.2 above, the General Partner shall withhold from time to time from that portion of the Partnership Estate otherwise distributable to the Partners such sums as may be sufficient to pay any taxes or other charges which have been or may be imposed on the Partners under the income tax laws or other laws of the United States or any state or political subdivision by reason of distributions which have been or will be made to the Partners, and the General Partner may, in its discretion, enter into agreements with taxing or other authorities for the payment of such amounts as may be withheld in accordance with the provisions of this Section.

         7.4 Limitation of Responsibility. It is expressly understood that neither Interfilm nor any affiliate of Interfilm, including RhoMed, shall be obligated to provide any funds whatsoever with respect to payment of the Interfilm Liabilities or in connection with the collection of the Partnership Receipts, including the Sony Litigation. By way of example, any expenses pertaining to the Sony Litigation shall be the responsibility of the Partnership and not Interfilm. Accordingly, any and all Partnership Receipts and the Partnership Assets shall be reserved for the period(s) set forth in
Section 7.5 and paid by the General Partner for purposes of reimbursing Interfilm and any of its affiliates, including RhoMed, for all liabilities, expenses, costs and reasonable fees and expenses of their professional advisors, including attorneys and accountants that they may incur as a result of the Sony Litigation, and for payment of the Interfilm Liabilities.





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         7.5 Retention of Amounts.

                  (a) Any and all proceeds generated by the Partnership shall be held in trust by the Partnership for purposes of indemnifying Interfilm or any affiliate of Interfilm, including RhoMed, for all liabilities, expenses and costs that it may incur, including tax and related claims and expenses and the reasonable fees and expenses of its professional advisors, including attorneys and accountants, as a result of the Sony Litigation and any obligations of Interfilm and InSub under Section 8.1(b) of the Merger Agreement (collectively, the "Claims"). Further, in the event that, prior to the second anniversary of the Effective Time, any proceeds shall be generated by the Partnership arising out of the Sony Litigation or a sale or other transfer of the intellectual property included within the Interfilm Assets which exceed the amounts payable to RhoMed pursuant to Section 5.18(b) of the Merger Agreement, then such sum as shall be reasonably necessary to secure any Claims as to which RhoMed shall have given the Partnership notice prior to such second anniversary, plus $100,000, shall continue to be held by the Partnership pending resolution of the Claims.

                  (b) Notwithstanding anything to the contrary in this Agreement or in the Merger Agreement, the Partnership shall hold all of the proceeds of the Sony Litigation (the "Proceeds") unless and until permitted to distribute to the Partners or disburse such Proceeds pursuant to the provisions of Section 5.18(c) of the Merger Agreement.

                           (i) Upon the request of and at the expense of the
Partnership, Interfilm shall request from the Internal Revenue Service a private letter ruling (the "Private Letter Ruling") confirming that the Proceeds will not be treated as the income of Interfilm or any member of its consolidated group for federal income tax purposes. If Interfilm receives the Private Letter ruling confirming such treatment, Interfilm shall give written notice to the Partnership and the General Partner may immediately distribute to the Partners so much of the aggregate Proceeds up to Ten Million Dollars ($10,000,000.00) as exceed the amount, if any, required to be held by the Partnership pursuant to Section 5.18(b) of the Merger Agreement. If (A) neither the Partnership nor Interfilm do not receive the Private Letter Ruling confirming such treatment or (B) the Internal Revenue Service provides notice to Interfilm that it will not provide Interfilm with the Private Letter Ruling confirming such treatment, then the Partnership shall continue to hold (unless disbursed pursuant to Section 5.18(c)(iii) of the Merger Agreement) that portion of the aggregate Proceeds up to Ten Million Dollars



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 ($10,000,000.00) which is equal to forty percent (40%) of the amount by which the aggregate Proceeds up to Ten Million Dollars ($10,000,000.00) exceeds Two Million Dollars ($2,000,000.00) (the "Forty Percent Holdback") until the date which is thirty (30) days after the earlier of (1) the sixth anniversary of the due date (including any extensions) of the federal income tax return of Interfilm for its taxable year in which the Partnership receives the Proceeds (or the date on which Interfilm files such return for such year, if later than such sixth anniversary) and (2) the date of a determination (as defined in Section 1313(a) of the Code, a "Determination") of the amount of all taxes, if any, payable by Interfilm in connection with the transactions contemplated by the Merger Agreement.

                           (ii) In addition to any amounts withheld pursuant to
Section 5.18(c)(i) of the Merger Agreement, the Partnership shall continue to hold (unless disbursed pursuant to Section 5.18(c)(iii) of the Merger Agreement) and shall not distribute to the Partners, fifty percent (50%) of the amount by which the aggregate Proceeds exceed Ten Million Dollars ($10,000,000.00) until the date which is thirty (30) days after the earlier of
(1) the sixth anniversary of the due date (including any extensions) of the federal income tax return of Interfilm for its taxable year which includes the Effective Time (or the date on which Interfilm files such return for such year, if later than such sixth anniversary) and (2) the date of a Determination of the amount of all taxes, if any, payable by Interfilm in connection with the transactions which are contemplated by the Merger Agreement.

                           (iii) Upon notice to the Partnership by Interfilm
of any assessment by the Internal Revenue Service against Interfilm of any taxes, penalties or interest payable in connection with the transactions which are contemplated by this Agreement, the Partnership shall immediately pay to Interfilm all such taxes, penalties and interest so assessed (the "Tax Assessment"), and any reasonable attorney's and accountant's fees and expenses incurred in connection therewith. Interfilm shall immediately pay the amount of the Tax Assessment to the Internal Revenue Service in payment thereof or, upon the written request of the Partnership and at the Partnership's sole expense, Interfilm shall decline to pay the amount of the Tax Assessment and shall file a petition in United States Tax Court asserting any available defenses to the assessment. If Interfilm pays the amount of the Tax Assessment to the Internal Revenue Service, at the request of the Partnership and at



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the Partnership's sole expense, Interfilm shall file a refund claim with respect to the Tax Assessment and, if so requested by the Partnership and at the Partnership's sole expense, shall pursue such claim until a Determination is obtained. If Interfilm receives a refund with respect to the Tax Assessment, it shall, after deducting its reasonable expenses incurred in connection with obtaining such refund, promptly pay the amount so refunded plus any interest received thereon to the Partnership.

                           (iv) All Proceeds other than those required to be
held by the Partnership pursuant to Section 5.18(b) and Section 5.18(c) of the Merger Agreement may be distributed to the Partners following the second anniversary of the Effective Time.

         7.6 Claims Procedure. If Interfilm receives notice of any Claim or other commencement of any action or proceeding with respect to which the Partnership is obligated to provide indemnification pursuant to the Merger Agreement or this Agreement, Interfilm shall promptly give the General Partner written notice thereof which notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Such notice shall be a condition precedent to any liability of the Partnership for indemnification hereunder. Interfilm shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the General Partner which consent shall not be unreasonably withheld or delayed, unless suit shall have been instituted against it and the General Partner shall not have taken control of such suit after notification thereof as provided herein.

         7.7 Defense of Claims. In connection with any Claim giving rise to indemnity under this Agreement or the Merger Agreement resulting from or arising out of any claim or legal proceeding by a third party, the Partnership, at its sole cost and expense, may, upon written notice to Interfilm, assume the defense of any such claim or legal proceeding (including claims where Interfilm or RhoMed is named as a defendant) using counsel of its choice (subject to the approval of Interfilm, which approval may not be unreasonably withheld or delayed) if it acknowledges to Interfilm in writing its obligations to indemnify Interfilm with respect to all elements of such claim. Interfilm shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if Interfilm, in its reasonable discretion, determines that there exists a conflict of interest between the Partnership and Interfilm, Interfilm shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Partnership, but in no event shall the Partnership be liable


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to pay for the costs and expenses of more than one such separate counsel; and, provided further, that if Interfilm is named as a defendant in any legal proceeding, Interfilm shall have the right, at its own expense, upon written notice to the Partnership, to assume the defense thereof, subject to the right of the Partnership to participate (but not control) such defense at its own cost. If the Partnership does not assume the defense of any claim or litigation resulting therefrom as set forth in the first proviso clause of the immediately preceding sentence, Interfilm may defend or settle against such claim or litigation, after giving notice of the same to the Partnership, on such terms as Interfilm may deem appropriate in its reasonable judgment, and the Partnership shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. In connection with any Claim made by RhoMed pursuant to Article 8 of the Merger Agreement, the Partnership shall immediately reserve such sums as shall be reasonably necessary to secure its obligation to provide indemnification for such claims pursuant to the Merger Agreement (as they may be amended from time to time by notice to the Partnership by RhoMed) and shall promptly pay to RhoMed all amounts expended by RhoMed relating to such claims upon presentation of an invoice therefor.

         7.8 Management. Except as otherwise specifically provided in this Agreement, the General Partner shall have full responsibility and exclusive and complete discretion in the management and control of the business and affairs of the Partnership for the purposes herein stated, shall make all decisions affecting the Partnership's affairs and business, and shall have full, complete and exclusive discretion to take any and all action that the Partnership is authorized to take and to make all decisions with respect thereto.

         7.9 Authority of the General Partner. Except as otherwise specifically provided in this Agreement, the General Partner shall have full and complete power to do any and all things necessary or incidental to carrying out the purposes of the Partnership and to manage and conduct the Partnership business, and shall possess and enjoy all of the rights and powers of partners in a partnership without limited partners under the Delaware Act. The General Partner shall have the authority to execute on behalf of the Partnership such agreements, contracts, instruments and other documents as it shall from time to time approve, such approval to be conclusively evidenced by its execution and delivery of any of the foregoing. The signature of the General Partner on all such instruments, agreements, contracts, leases, conveyances or documents, and upon any



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checks, drafts, notes and other negotiable instruments, shall be sufficient to bind the Partnership in respect thereof and no third person need look to the application of funds or authority to act or require joinder of any other party.

         7.10 Title to Assets. The General Partner shall have the power to hold, and shall hold, the legal and equitable title to all assets which at any time constitute the Partnership Estate, and the General Partner shall hold and administer such assets and property in trust, pursuant to the terms of this Partnership.

         7.11 Powers of the General Partner. Subject to the limitations imposed herein, the General Partner shall have the following specific powers:

                  (a) To sell, transfer, assign, convey, or invest the Partnership Estate or any part thereof.

                  (b) To collect and receive any and all property and assets due to or owing or belonging to Interfilm as of the Effective Time or the Partnership, to give full discharge and release therefor.

                  (c) To collect, liquidate or otherwise convert into cash all property, assets and rights in the Partnership Estate, and to pay, discharge and satisfy all remaining liabilities, expenses and obligations of, and claims against, Interfilm, the Partnership and the General Partner, with the right to prosecute and defend litigation, including all claims against Sony and enter into settlements and compromises in connection therewith.

                  (d) To retain or receive on behalf of, and for the benefit of, those Partners who have not been located or have refused payment, all liquidating distributions, unclaimed dividends, and other payments to which they may be entitled hereunder, and to make disposition thereof in accordance with applicable laws.

                  (e) To do and perform any acts or things reasonable or appropriate for the continued operation and the conservation, protection and orderly administration of the Partnership Estate, and, in connection therewith, to employ such agents, attorneys and counsel, and to confer upon them such authority as the General Partner may deem expedient, and to pay reasonable compensation therefor.

                  (f) The exercise of any discretionary power vested in the General Partner shall be final and conclusive upon all Partners hereunder and upon all persons whomsoever.

                  (g)The General Partner shall, to the extent necessary, prepare and file appropriate federal and state income tax returns and other returns and reports required by applicable law on behalf of the Partnership.

                  The enumeration of powers in this Section shall not be considered in any way to limit or control the power of the General Partner to act as specifically authorized by any other Section or provision of this Agreement and to act in such manner as the General Partner may in its absolute discretion deem reasonable or appropriate to conserve, protect and administer the Partnership Estate or to confer on the Partners the benefits intended to be conferred upon them by this Agreement.

         7.12 Limitation of Liability. The General Partner shall act in all matters in its absolute discretion and shall be liable only for its own willful misconduct. Without prejudice to the generality of the foregoing provisions of this Section 7.12, it is further provided that:

                  (a) No successor General Partner shall be in any way responsible for the acts or omissions of the General Partner in office prior to the date on which it became a General Partner.

                  (b) The General Partner shall not be deemed bound by any duties or obligations other than those specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Partnership Agreement against the General Partner.

                  (c) In the absence of bad faith or gross negligence on the part of the General Partner, the General Partner may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the General Partner.

                  (d) The General Partner shall not be liable for any error of judgment made in good faith.

                  (e) If any controversy arises between the parties hereto or with any third person with respect to the subject matter of this Agreement or its terms or conditions, the General Partner shall not be required to determine the same or take any action, but may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as may be reasonably required by it.

         7.13 Rights of General Partner. Except as otherwise provided in
Section 7.12:

                  (a) The General Partner may rely and shall be protected in acting upon any notice, resolution, certificate, credential, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by him to be genuine and to have been signed or presented by the proper party or parties.

                  (b) The General Partner shall have the right to rely upon and shall be fully protected in acting upon the advice or opinion of any attorney, auditor or other expert at any time employed by him in connection with any matter concerning the Partnership or the Partnership Estate.

                  (c) Persons dealing with the General Partner shall look only to the Partnership Estate to satisfy any liability incurred by the General Partner to such person in carrying out the terms of this Agreement, and the General Partner shall have no other obligation to satisfy any such liability except in the event of the General Partner's willful misconduct hereunder.

         7.14 No Bond. No bond shall be required of the General Partner.

         7.15 Indemnification. The General Partner shall be indemnified by and receive reimbursement from the Partnership Estate against and for any and all loss, lability, expense, or damage, including without limitation its attorneys' fees and costs, which the General Partner may incur or sustain in the exercise and performance of any of its powers and duties under this Agreement in accordance with the terms hereof.

         7.16 Payment of Distributions. Notwithstanding anything herein to the contrary, all amounts to be paid hereunder except for the payment of Partnership expenses of $3,000 or less or as set forth on Exhibit B attached hereto shall be made pursuant to instructions by the General Partner through a third party paying agent reasonably acceptable to Interfilm.

         7.17 Compensation. The General Partner shall be entitled to reasonable compensation for his services hereunder, in the amount of $10,000 per year out of the first proceeds of the Partnership Receipts or from the amounts paid to the Partnership pursuant to Section 7.19 hereof.

         7.18 Reimbursement. The General Partner shall be reimbursed monthly first from the Partnership Receipts and then from the Partnership Estate for all expenses reasonably incurred by it in the exercise of powers or in the performance of his duties in accordance with the Partnership Agreement.

         7.19 Responsibility of Interfilm. Interfilm shall be responsible for up to $7,500 per annum for the first full three years of the term hereof to be applied first to the payment of Partnership expenses and then to the fees set forth in Section 7.17 hereof, and shall make payment therefor to the General Partner upon an invoice from the General Partner.

                                 ARTICLE VIII

                     FILING OF RETURNS AND OTHER WRITINGS;
                      ELECTIONS; ACCOUNTING AND REPORTING

         8.1 Filing of Returns and Other Writings; Tax Elections; Tax Matters Partner. The General Partner shall cause the preparation and timely filing of all Partnership tax returns and shall, on behalf of the Partnership, make such tax elections and determinations as it, in its reasonable business judgment, deems will be most favorable to the Partners generally, and, in addition, the General Partner shall timely file all other writings required by any governmental authority having jurisdiction to require such filing. At the request of the transferee of a Limited Partner, the General Partner, its discretion, may make the election provided in Section 754 of the Code on behalf of the Partnership; provided, that such transferee agree to reimburse the Partnership for all reasonable expenses incurred by the Partnership in connection therewith.

         The Tax Matters Partner shall be entitled to take such actions on behalf of the Partnership in any and all proceedings with the Internal Revenue Service as it, in its reasonable business judgment, deems to be most favorable to the Limited Partners generally. The Tax Matters Partner shall be entitled to be reimbursed by the Partnership for all costs and expenses incurred by it in connection with any such proceeding and to be indemnified by the Partnership (and solely out of Partnership assets) with respect to any action brought against it in connection with the settlement of any such proceeding. As used herein, the term "Tax Matters Partner" shall mean the General Partner.

         8.2 Accounting. The General Partner shall keep or cause to be kept at the Partnership's expense full, accurate, complete and proper books and accounts of all operations of the Partnership.

                                  ARTICLE IX

                     TRANSFER OF GENERAL PARTNER INTEREST;
                          REMOVAL OF GENERAL PARTNER;
                           SUCCESSOR GENERAL PARTNER

         9.1 Retirement and Removal of the General Partner.

                  (a) The General Partner may Retire from the Partnership by giving notice to the Partners and Interfilm. The General Partner shall cease to be a General partner forthwith upon Retirement. Notwithstanding any such Retirement, the transfer, sale, alienation, assignment or other disposition of all or any part of the interest of the General Partner shall be subject to the provisions of Section 9.2.

                  (b)The General Partner may be removed at any time by the Limited Partners (acting by Consent of the Limited Partners).

         9.2 Effects of Retirement or Removal of General Partner. Upon the Retirement of a General partner or the removal of a General Partner pursuant to Section 9.1(b), the capital account and Capital Contribution shall thereupon be treated for all purposes as the capital account and Capital Contribution as the case may be, of a Limited Partner hereunder. All other right, title and interest of the General Partner in and to the Partnership shall automatically be transferred, without further action on the part of the Retired or removed General Partner, to a successor General Partner if any admitted in accordance with this Article IX for an aggregate purchase price of One Dollar ($1.00). For purposes of this Agreement, a Retired or removed General Partner shall have the rights of a Limited Partner.

         9.3 Successor General Partner. A successor General Partner shall, upon Consent to his or its admission by the Limited Partners be admitted as a General Partner to the Partnership upon his or its agreeing to be bound by the provisions of this Agreement to the same extent and on the same terms and conditions as the General Partner most recently Retired. Any such successor General partner shall, as a condition of receiving any interest in the Partnership, also agree to be bound by the Delaware Act, and any agreements, contracts, instruments or other documents theretofore executed and delivered on behalf of the

Partnership to the same extent and on the same terms and conditions as the General Partner most recently Retired.

                                   ARTICLE X

                   TRANSFER OF LIMITED PARTNERSHIP INTERESTS

         10.1 Transfer by Limited Partners. Subject to Section 10.2, a Limited Partner may assign or otherwise transfer all or any portion of its economic interest in the Partnership to another person (an "Assignee"). No person shall be admitted to the Partnership as a Substitute Limited Partner other than an Assignee, and no Assignee shall have the right to become a Substitute Limited Partner unless all of the following conditions are satisfied:

                  (a)The duly executed and acknowledged written instrument of assignment shall have been filed with the Partnership;

                  (b) The transferring Limited Partner and such Assignee shall have executed and acknowledged such other instruments and taken such other action as the General Partner shall deem necessary or desirable to effect such substitution.

                  (c) The conditions set forth in Section 10.3 have been satisfied, and, if requested by the General Partner, the transferring Limited Partner or such Assignee shall have obtained an opinion of counsel reasonably satisfactory to the General Partner as to the legal matters set forth therein; and

                  (d) The General Partner shall have consented in writing to the admission of such Assignee to the Partnership as a Substitute Limited Partner, which consent may be withheld in the sole discretion of the General Partner.

         10.2 Certain Restrictions on Transfers. Notwithstanding any other provision of this Agreement, no Partner may assign or otherwise transfer in any manner all or any part of its interest in the Partnership, and no attempted or purported assignment or transfer of such interest shall be effective, unless (a) after giving effect thereto, the aggregate of all such assignments or transfers by the Partners within the twelve (12) months preceding the proposed date of such assignment or transfer would not equal or exceed fifty percent (50%) of the total interests of the Partners in the capital or profits of the Partnership, and such assignment or transfer would not otherwise terminate the Partnership for the purposes of Section 708 of the Code; (b) such assignment or transfer would not result in a violation of applicable law, including the Federal securities laws, or any or term or condition of this Agreement; and (c) if such assignment or transfer is to an employee benefit plan within the meaning of ERISA, the General Partner shall have consented thereto.

         10.3 Documents. No sale, assignment, transfer or other disposition by a Limited Partner of an interest in the Partnership (by conveyance, operation or law or otherwise) shall be effective to convey the subject matter thereof until the assignee or other successor thereto executes all necessary certificates or other documents and performs all acts required by the laws of the State of Delaware and any other states in which the Partnership is then doing business and executes any and all documents as shall be required from time to time by the rules and regulations of any regulatory body or commission having jurisdiction over the Partnership, to the full extent the same may be necessary to constitute such assignee or successor a Substitute Limited Partner and to preserve the status of the Partnership as a limited partnership after the completion of such sale, assignment or transfer in accordance with such laws. Each assignee, whether or not he becomes a Substitute Limited Partner, shall by his acceptance of such assignment, be deemed to be bound by all of the terms and conditions of this Agreement, including, without limitation, this Article X. Each assignee or successor agrees upon the request of the General Partner to execute such certificates or other documents and to perform such acts as the General Partner may, from time to time, reasonably request in connection with the foregoing.


                                  ARTICLE XI

                        DISSOLUTION OF THE PARTNERSHIP

         11.1 Dissolution.

                  (a) Except as otherwise provided in Section 11.1(b), the Partnership shall be dissolved upon the Retirement or removal of the General Partner as set forth in Section 9.1 above. The Partnership shall not dissolve upon the death, incompetency, dissolution, liquidation, bankruptcy or assignment for the benefit of creditors of any Limited Partner.

                  (b) In the case of a Retirement or removal of the General Partner, the Partnership shall dissolve unless the Limited Partners elect by Consent a successor General Partner. The election to continue the Partnership as a limited partnership (or, if necessary, as a successor limited partnership) shall be exercisable only within ninety

(90) days after the occurrence of the Retirement or removal of the General Partner.

                  (c) Upon the dissolution of the Partnership or any reconstituted or successor partnership, as applicable, the General Partner (or, if there shall not be any remaining General Partner(s), a special liquidator (herein called the "Liquidator") appointed by the Limited Partners (acting by Consent of the Limited Partners) shall proceed with the liquidation of the Partnership, including, without limitation, the sale or other disposition of the assets of the Partnership. The gain or loss on any sale of Partnership assets shall be credited or charged to the capital accounts of all Partners in accordance with the provisions of Section 5.1. The General Partner shall then apply and distribute the proceeds of such liquidation (including the proceeds of the sale of all or substantially all of the assets of the Partnership, which sale shall have caused the dissolution of the Partnership) in the following order of priority:

                           (i) To the payment of any debts and liabilities of
the Partnership;

                           (ii) To the setting up of any reserve which the
General Partner (or the Liquidator, where applicable) shall reasonably deem advisable to provide for any contingent or unforeseen liabilities or obligations of the Partnership, including, without limitation, any indemnification reserves pursuant to Section 8.1(b) of the Merger Agreement;

                           (iii) To each of the Partners the amount, if any,
by which the aggregate distributions to them pursuant to Section 5.2 is less than their aggregate Capital Contributions paid to the Partnership (which amounts shall be charged against their respective capital accounts) which amounts will be distributed to the Partners only after such Partners agree in writing that such distribution be held by each of the Partners pursuant to the obligations of the Limited Partnership pursuant to Section 7.5 hereof, if such Section then applies; and

                                    (iv) To the Partners in payment of the
balance of their respective capital accounts which amounts will be distributed to the Partners only after such Partners agree in writing that such distribution be held by each of the Partners pursuant to the obligations of the Limited Partnership pursuant to Section 7.5 hereof, if such Section then applies.

At the expiration of such period of time as the General Partner(s) (or, where applicable, the Liquidator) shall deem advisable, the remaining balance of any reserve established in accordance with clause (ii) shall be distributed in the manner set forth in clause (iii).

         11.2 Distributions in Kind. In the event the Partnership shall, at any time, whether pursuant to the dissolution of the Partnership or otherwise, distribute any property in kind, the difference, if any, between the fair market value of such property and the value at which such property is carried on the books of the Partnership shall be credited (or charged) to the capital accounts of the Partners in accordance with the manner in which the Partners would have shared in the gain or loss from the sale of such property prior to such distribution; provided, however, that notwithstanding the foregoing no such distribution in kind shall be made by the Partnership without the Consent of the Limited Partners and of the General Partner.

                                  ARTICLE XII

                               POWER OF ATTORNEY

         Each of the Limited Partners hereby constitutes and appoints the General Partner as its true and lawful attorney-in-fact, with full power of substitution, and with power to act in its name and on its behalf, to make, execute and deliver, swear to, acknowledge, file and record (a) copies of the Certificate pursuant to which the Limited Partners shall be admitted as Limited Partners and any amendments thereto or restatements thereof adopted pursuant to the provisions hereof (including without limitation any such amendment required upon the admission of a substituted or additional Limited Partner, as additional Limited Partners of a different class or a successor or additional general partner, the continuation of the Partnership, the formation of a successor limited partnership or the doing of any act requiring the amendment of this Agreement under the laws of the State of Delaware or under the applicable laws of any other jurisdiction, or by any regulatory agency, in which the General Partner deems said filing to be necessary or desirable and any such amendment relating to a successor limited partnership, (b) any certificate of fictitious name, if required by law, (c) such other certificates or instruments as may be required under the laws of the State of Delaware or any other jurisdiction, or by any regulatory agency, as the General Partner may deem necessary or advisable, and (d) such other instruments as the General Partner may deem necessary or desirable fully to carry out the provisions hereof in accordance with the terms hereof; provided, however, that none of the foregoing acts shall increase the liability of any Limited Partner beyond that expressly set forth in this Agreement; and provided further, however, that such attorney-in-fact shall, as such, not have any right, power or authority to act in such capacity, except as specifically provided in this Agreement.

         The power of attorney granted in this Section is a special power of attorney coupled with an interest and is irrevocable, shall not be affected by the subsequent disability or incapacity of the principal, may be exercised by the attorney-in-fact by its signature on behalf of all Limited Partners, and shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of its economic interest, except that where the assignee of any such interest has been approved, pursuant to the provisions of Section 10.1, for admission to the Partnership as a Substitute Limited Partner, the power of attorney shall survive the delivery of such assignment solely for the purpose of enabling the attorney-in-fact to execute, acknowledge and file any instrument necessary to effect such substitution.


                                 ARTICLE XIII

                              GENERAL PROVISIONS

         13.1 Amendment. This Agreement may be amended only by a written instrument executed by the General Partner and approved by the Consent of the Limited Partners, provided that this Agreement shall not be amended (a) to increase the Limited Partners' liability or to change the contributions required of Limited Partners, their rights and interests, as a class, in net profits, net losses, cash flow and income tax allocations of the partnership, or their rights, as a class, upon liquidation here thereof, without the written consent of the General Partner and any Limited Partner adversely affected thereby, or (b) to amend any provision of this Agreement to change a voting requirement of Limited Partners without the written consent of all Limited Partners.

         13.2 Partition. Each Partner irrevocably waives, on behalf of himself, his successors, heirs and permitted assigns, during the term of the Partnership, any right that it may have to maintain any action for a partition with respect to Partnership property.

         13.3 Enforcement and Specific Performance. If any Partner proposes to transfer all or any part of such Partner's interest in the Partnership by sale, assignment, encumbrance, or other transfer in violation of the terms of this Agreement, the Partnership or any other Partner may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed disposition except upon compliance with the terms of this Agreement. The Partnership or any other Partner may institute and maintain any action or proceeding against the Partner proposing to make such transfer, to compel the specific performance of this Agreement. Any attempted transfer in violation of this Agreement shall be void and have no force or effect. Similar injunctive relief and specific performance may be obtained by the Partnership or any Partner against any third party to compel compliance with the terms of this Agreement. The party against whom such action or proceeding is brought hereby waives the claim or defense that an adequate remedy at law exists, and such party shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

         13.4 Notices. All notices given under this Agreement shall be made in writing. All periods of time shall begin or end on the day such notice is personally delivered to any recipient or five days after being sent by certified mail, return receipt requested, postage prepaid (with a postmark no later than the day specified for such notice), addressed to the Partnership at its principal business office as set forth in Section 1.4 or to any Partner at the address set forth in Schedule A (or at such other address as such Partner may provide to the other Partners in writing). Any Partner may waive, in writing, any notice required to be given pursuant to this Agreement, whether before or after such required notice.

         13.5 Binding Effect. Except as otherwise provided in this Agreement, this Agreement shall be binding upon, and shall inure to the benefit of, the Partners and their respective personal representatives, successors and permitted assignees, and any such personal representative, successor in interest or assignee shall succeed to the benefits and burdens of such person's predecessor in interest in proportion to the interest transferred.

         13.6 Waiver. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by or on behalf of the party asserted to have granted such waiver.

         13.7 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provision or provisions are not themselves actually in conflict with such constitution, statute or rule of public policy. This Agreement shall, in such event, be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid operative and enforceable to the maximum extent permitted. in such jurisdiction or in such case.

         13.8 Entire Agreement. This Agreement contains the entire understanding among the Partners and supersedes any prior understandings, inducements or conditions, expressed or implied, written or oral, among them respecting the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed or referred to herein. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         13.9 Agreement in Counterparts; Execution. This Agreement may be executed in several counterparts, and all such counterparts, as so executed, shall constitute one agreement binding upon all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same sign counterpart. It sh all not be necessary that any counterpart be signed by all of the parties hereto so long as each counterpart be signed by the General Partner, and the General Partner and one or more Limited Partners sign at least one counterpart.

         13.10 Amendments to Certificate. Upon the admission of a new Limited Partner in accordance with the provisions of this Agreement, any certificate of amendment to the Certificate, reflecting such admission, and all other appropriate documents which are required by law or this Agreement, shall be filed by the General Partner on behalf of the Partnership.

         13.11 Trustee Liability; Status of Successor Trustees as Partners. When this Agreement is executed by the Trustee of any trust, including the Trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee. It is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto by their execution hereof. For Partners which are trusts, any liability of any such Partner to the Partnership or to any third person shall be only that of such trust to the extent of its trust estate and shall not be a personal liability of any trustee, grantor or beneficiary thereof. Any successor trustee or trustees of any trust as a Partner of the Partnership shall be entitled to exercise the same rights and privileges and be subject to the same duties and obligations of his predecessor trustee. As used in this Agreement, the term "trustee" shall include any and all such successor trustees.

         13.12 Headings. The section and other headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way shall affect, -define or limit the scope, meaning, intent or interpretation of the text of this Agreement.

         13.13 Miscellaneous. The laws of the State of Delaware, including the Delaware Act, shall govern this Agreement and the construction of its terms. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Delaware Act, the provision of this Agreement shall control and take precedence. If any provision is unenforceable or invalid for any reason, the remainder of this Agreement shall continue in effect. Any pronoun used in the masculine, feminine, or neuter shall be interpreted as the context requires, words used in the singular shall denote the plural and words used in the plural shall denote the singular when the context so requires.

         IN WITNESS WHEREOF, each of the undersigned has caused this Agreement of Limited Partnership to be executed, to be effective as of the date first above written.

                                         GENERAL PARTNER:

                                         FAB FIVE, INC.


                                         By: /s William Franzblau
                                            -----------------------
                                            Name:  William Franzblau
                                            Title: President

Agreed as to Sections
7.4, 7.5, 7.6, 7.7 and 7.19

INTERFILM, INC.


By: /s/ William Franzblau
   -----------------------


                                         LIMITED PARTNERS:

                                         THE INTERFILM STOCKHOLDERS TRUST


                                         By: /s/ William Franzblau
                                            -----------------------
                                            Name:  William Franzblau
                                            Title: Trustee

/s/ Bob Bejan
- ---------------------------
Bob Bejan
singular shall denote the plural and words used in the plural shall denote the singular when the context so requires.

         IN WITNESS WHEREOF, each of the undersigned has caused this Agreement of Limited Partnership to be executed, to be effective as of the date first above written.

                                         GENERAL PARTNER:

                                         FAB FIVE, INC.


                                         By:
                                            -----------------------
                                            Name:  William Franzblau
                                            Title: President

Agreed as to Sections
7.4, 7.5, 7.6, 7.7 and 7.19

INTERFILM, INC.


By:
   -----------------------


                                         LIMITED PARTNERS:

                                         THE INTERFILM STOCKHOLDERS TRUST


                                         By:
                                            -----------------------
                                            Name:  William Franzblau
                                            Title: Trustee












Vivaldi Ltd.


By: /s/ Larry Kuppin
   -----------------
   General Partner

/s/ Bob Rehme
- ---------------------------
Bob Rehme

/s/ Brian T. Cooper
- ---------------------------
Brian T. Cooper

/s/ David L. Goret
- ---------------------------
David L. Goret

/s/ Paul Selwyn
- ---------------------------
Paul Selwyn

Fuller Family Trust


By:/s/ Irv Fuller
   -----------------
   Trustee

                                  SCHEDULE A


                                       No. of Shares             Percentage
Name and Address                    (pre-reverse split)           Interest
- ----------------                    -------------------           --------

Bob Bejan                                395,612                     9,142
4015 South Court Street
Seattle, WA  98144

Vivaldi Ltd.                             670,311                    15,490
c/o Fifth Avenue Entertainment
9615 Brighton Way
Beverly Hills, CA  90210

Bob Rehme                                213,437                     4,932
c/o Neufeld Rehme Productions
5555 Melrose Avenue
Dressing Room Bldg. 112
Los Angeles, CA  90038

Brian T. Cooper                           83,903                     1,939
15 West 11th Street
Apt 9E
New York, New York  10011

David Goret                               97,653                     2,257
44 Kayser Lane
West Orange, NJ  07052

Paul Selwyn                              141,290                     3,264
300 North Swall Drive
Beverly Hills, CA 90211

Fuller Family Trust                      282,580                     6,530
c/o Fullvest Corp.
8727 West 3rd Street
Los Angeles, CA

The Interfilm Stockholders Trust       2,047,102                    47,304
c/o William Franzblau
110 Greene Street, Suite 601
New York, NY  10012

                                       No. of Shares             Percentage
Name and Address                    (pre-reverse split)           Interest
- ----------------                    -------------------           --------

Fab Five, Inc.                           395,612                     9,142
c/o William Franzblau
110 Greene Street, Suite 601
New York, NY  10012





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                                   EXHIBIT A
                                   ---------

                                     ASSETS
                                   ---------



     1. All of the rights and responsibilities in connection with the litigation captioned "Interfilm, Inc. and Interfilm Technologies, Inc. against Advanced Exhibition Corporation, et. al.," Index No. 601990/96, in the Superior Court of the State of New York, including, but not limited to, the right to receive all net proceeds of any judgment or settlement thereof, and the responsibility to pay any out-of-pocket expenses in excess of the amount that has been escrowed for such expenses.

     2. U.S. Patent No. 5,465,384 and U.S. Patent No. 4,746,994.

     3. All IT Systems located in various theaters owned by Seller and any revenue received from the sale thereof.

     4. Any refund to Seller of an insurance premium by Sedgewick Insurance Company.

     5. Any refund of bond posted with the State of California relating to sales tax.

     6. Any net proceeds generated by the enforcement of any judgment or settlement relating to the litigation between Interfilm, Inc. and Ground Control.

     7. the cash balance contained in Account No. 266011809 with the Republic National Bank of New York, 415 Madison Avenue, New York, New York 10017.







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Sony Electronics ............................................$1,587.73

Sony Theatres ...............................................$2,221.84